             THE STUDENT LOAN CORPORATION

[Date]

[Indemnitee Name]
[Address]

Dear [_______________]

Reference is hereby made to Article VII of the bylaws of The Student Loan Corporation (the “Corporation”) as in effect as of the date hereof (the “Corporation Indemnity Bylaws”).  In consideration of your prior and continuing service to the Corporation and in order to eliminate any ambiguity in the event of any purported amendment, modification, alteration or repeal of the Corporation Indemnity Bylaws that might diminish, eliminate, limit, restrict or otherwise adversely affect (an “Amendment”) any of your rights to indemnification, advancement of expenses or otherwise (“Indemnification”) under the Corporation Indemnity Bylaws, this will confirm that any such purported Amendment shall be prospective only and shall not in any way diminish, eliminate, limit, restrict or otherwise adversely affect any such right to Indemnification with respect to any actual or alleged state of facts, occurrence, action or omission (“State of Facts”) then or previously existing (including any actual or alleged state of facts, occurrence, action or omission which exists, occurs or arises after the date of the Amendment and relates to any actual or alleged state of facts, occurrence, action or omission which existed at or prior to the date of such Amendment), or any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (an “Action”), previously or thereafter brought or threatened based in whole or in part upon any such State of Facts.  As such, if an Action is brought or threatened to be brought against you based on any State of Facts existing at or prior to the date of an Amendment (including any actual or alleged state of facts, occurrence, action or omission which exists, occurs or arises after the date of the Amendment and relates to any actual or alleged state of facts, occurrence, action or omission which existed at or prior to the date of such Amendment) that would limit your right to Indemnification, your right to Indemnification with respect to such Action shall be unimpaired by the Amendment.  The Corporation hereby agrees that your rights under the Corporation Indemnity Bylaws, as currently in effect and, in respect of any then-prospective State of Facts, as amended from time to time, are contract rights that shall be incorporated into this letter agreement and shall continue, without any amendment, modification, alteration or repeal having a retrospective effect, even in the event that you cease your association with the Corporation for any reason and that such rights shall be for your benefit and for the benefit of your heirs and personal representatives.  Furthermore, this letter agreement will be binding upon and inure to the benefit of the Corporation and any successor to the Corporation, including, without limitation, any person acquiring directly or indirectly all or substantially all of the business or assets of the Corporation whether by purchase, merger, consolidation, reorganization or otherwise.  This letter agreement may not be amended or modified except by an instrument in writing signed by both parties hereto.

This letter agreement shall be governed by Delaware law.

If you agree with the foregoing, please acknowledge by executing a copy of this letter and returning it to the Corporation.

Very truly yours,

THE STUDENT LOAN CORPORATION

By: _______________________________
      Name:__________________________
      Title:___________________________

Accepted and Agreed to:

_____________________________
Name:________________________